Page 1 of 19

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G


 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                            (Amendment No. _______)*



                            Arbinet-thexchange, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    03875P100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]     Rule 13d-1(b)

            [ ]     Rule 13d-1(c)

            [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 19 Pages
                       Exhibit Index Contained on Page 17

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 03875P100                                               13 G
----------------------------------------------------------                     --------------------------------------
                                                                                                        Page 2 of 19
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Communications Ventures III, L.P. ("CV III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        1,007,243 shares, except that ComVen III, L.L.C. ("ComVen III"), the
              SHARES                          general partner of CV III, may be deemed to have sole power to vote
           BENEFICIALLY                       these shares, and Roland A. Van der Meer ("Van der Meer"), Clifford H.
      OWNED BY EACH REPORTING                 Higgerson ("Higgerson") and Michael P. Rolnick ("Rolnick"), the
              PERSON                          members of ComVen III, may be deemed to have shared power to vote
               WITH                           these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,007,243  shares,  except that ComVen III, the general  partner of CV
                                              III, may be deemed to have sole power to dispose of these shares,  and
                                              Van der Meer, Higgerson and Rolnick, the members of ComVen III, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,007,243
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    4.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 03875P100                                               13 G
----------------------------------------------------------                     --------------------------------------
                                                                                                        Page 3 of 19
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Communications Ventures III CEO & Entrepreneurs' Fund L.P. ("CE III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        50,356 shares, except that ComVen III, the general partner of CE III,
              SHARES                          may be deemed to have sole power to vote  these shares, and Van der
           BENEFICIALLY                       Meer, Higgerson and Rolnick, the members of ComVen III, may be deemed
     OWNED BY EACH REPORTING                  to have shared power to vote these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              50,356 shares,  except that ComVen III, the general partner of CE III, may be deemed to have sole power to dispose of these  shares,  and Van der Meer,  Higgerson  and  Rolnick,  the members of ComVen III, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       50,356
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 03875P100                                               13 G
----------------------------------------------------------                     --------------------------------------

                                                                                                        Page 4 of 19
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      ComVen III, L.L.C. ("ComVen III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        1,057,599 shares, of which 1,007,243 are directly owned by CV III and
              SHARES                          50,356 are directly owned by CE III.  ComVen III, the general partner
           BENEFICIALLY                       of both CV III and CE III, may be deemed to have sole power to vote
     OWNED BY EACH REPORTING                  these shares, and Van der Meer, Higgerson and Rolnick, the members of
              PERSON                          ComVen III, may be deemed to have shared power to vote these shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,057,599  shares, of which 1,007,243 are directly owned by CV III and
                                              50,356 are directly owned by CE III.  ComVen III, the general  partner of both CV III and CE III, may be deemed to have sole power to dispose of these shares, and Van der Meer,  Higgerson and Rolnick, the members of ComVen III,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,057,599
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    4.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 03875P100                                               13 G
----------------------------------------------------------                     --------------------------------------
                                                                                                        Page 5 of 19
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      ComVentures IV, L.P. ("CV IV")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        4,032,332 shares, except that ComVen IV, L.L.C. ("ComVen IV"), the
              SHARES                          general partner of CV IV, may be deemed to have sole power to vote
           BENEFICIALLY                       these shares, and Van der Meer, Higgerson and Rolnick, the members of
     OWNED BY EACH REPORTING                  ComVen IV, may be deemed to have shared power to vote these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     ------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              4,032,332  shares,  except that  ComVentures  IV, L.P. ("CV IV"),  the general  partner  of ComVen  IV,  may be deemed to have sole  power to dispose of these shares, and Van der Meer,  Higgerson and Rolnick, the members of ComVen IV, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,032,332
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    16.7%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 03875P100                                               13 G
----------------------------------------------------------                     --------------------------------------
                                                                                                        Page 6 of 19
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      ComVentures IV CEO Fund, L.P. ("CF IV")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        312,216 shares, except that ComVen IV, the general partner of CF IV,
              SHARES                          may be deemed to have sole power to vote these shares, and Van der
           BENEFICIALLY                       Meer, Higgerson and Rolnick, the members of ComVen IV, may be deemed
     OWNED BY EACH REPORTING                  to have shared power to vote these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              312,216  shares,  except that ComVen IV, the general partner of CF IV, may be deemed to have sole power to dispose of these  shares,  and Van der Meer,  Higgerson  and  Rolnick,  the  members of ComVen IV, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       312,216
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 03875P100                                               13 G
----------------------------------------------------------                     --------------------------------------
                                                                                                        Page 7 of 19
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Comventures IV Entrepreneurs' Fund, L.P. ("EF IV")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        57,083 shares, except that ComVen IV, the general partner of EF IV,
              SHARES                          may be deemed to have sole power to vote these shares, and Van der
           BENEFICIALLY                       Meer, Higgerson and Rolnick, the members of ComVen IV, may be deemed
     OWNED BY EACH REPORTING                  to have shared power to vote these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              57,083  shares,  except that ComVen IV, the general  partner of EF IV, may be deemed to have sole power to dispose of these  shares,  and Van der Meer,  Higgerson  and  Rolnick,  the  members of ComVen IV, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       57,083
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 03875P100                                               13 G
----------------------------------------------------------                     --------------------------------------
                                                                                                        Page 8 of 19
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      ComVen IV, L.L.C. ("ComVen IV")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        4,401,631 shares, of which 4,032,332 are directly owned by CV IV,
              SHARES                          312,216 are directly owned by CF IV and 57,083 are directly owned by
           BENEFICIALLY                       EF IV.  ComVen IV, the general partner of CV IV, CF IV and EF IV, may
      OWNED BY EACH REPORTING                 be deemed to have sole power to vote these shares, and Van der Meer,
              PERSON                          Higgerson and Rolnick, the members of ComVen IV, may be deemed to have
               WITH                           shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              4,401,631  shares,  of which  4,032,332  are directly  owned by CV IV,
                                              312,216 are directly  owned by CF IV and 57,083 are directly  owned by
                                              EF IV.  ComVen IV, the general  partner of CV IV, CF IV and EF IV, may be deemed to have sole power to dispose of these  shares,  and Van der
                                              Meer,  Higgerson and Rolnick,  the members of ComVen IV, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,401,631
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    18.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 03875P100                                               13 G
----------------------------------------------------------                     --------------------------------------
                                                                                                        Page 9 of 19
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Roland A. Van der Meer ("Van der Meer")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Citizen of the Netherlands
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           5,459,230  shares,  of which  1,007,243 are directly  owned by CV III,
                                              50,356 are directly  owned by CE III,  4,032,332 are directly owned by
                                              CV IV,  312,216 are  directly  owned by CF IV and 57,083 are  directly owned by EF IV. Van der Meer is a member of ComVen  III,  the  general partner  of CV III and CE III,  and also a member  of ComVen  IV,  the general  partner  of CV IV, CF IV and EF IV, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              5,459,230  shares,  of which  1,007,243 are directly  owned by CV III,
                                              50,356 are directly  owned by CE III,  4,032,332 are directly owned by
                                              CV IV,  312,216 are  directly  owned by CF IV and 57,083 are  directly owned by EF IV. Van der Meer is a member of ComVen  III,  the  general partner  of CV III and CE III,  and also a member  of ComVen  IV,  the general  partner  of CV IV, CF IV and EF IV, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,459,230
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    22.6%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 03875P100                                               13 G
----------------------------------------------------------                     --------------------------------------
                                                                                                       Page 10 of 19
------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON       Clifford H. Higgerson ("Higgerson")
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 shares.
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 5,459,230 shares, of which 1,007,243 are directly owned by CV III,
              PERSON                          50,356 are directly owned by CE III, 4,032,332 are directly owned by
               WITH                           CV IV, 312,216 are directly owned by CF IV and 57,083 are directly owned by EF IV.  Higgerson  is a member of  ComVen  III,  the  general partner  of CV III and CE III,  and also a member  of ComVen  IV,  the general  partner  of CV IV, CF IV and EF IV, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              5,459,230  shares,  of which  1,007,243 are directly  owned by CV III,
                                              50,356 are directly  owned by CE III,  4,032,332 are directly owned by
                                              CV IV,  312,216 are  directly  owned by CF IV and 57,083 are  directly owned by EF IV.  Higgerson  is a member of  ComVen  III,  the  general partner  of CV III and CE III,  and also a member  of ComVen  IV,  the general  partner  of CV IV, CF IV and EF IV, and may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,459,230
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    22.6%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 03875P100                                               13 G
----------------------------------------------------------                     --------------------------------------
                                                                                                       Page 11 of 19
------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Michael P. Rolnick ("Rolnick")
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 shares.
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
      SHARED VOTING POWER            6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 5,459,230 shares, of which 1,007,243 are directly owned by CV III,
              PERSON                          50,356 are directly owned by CE III, 4,032,332 are directly owned by
               WITH                           CV IV, 312,216 are directly owned by CF IV and 57,083 are directly owned by EF IV. Rolnick is a member of ComVen III, the general partner of CV III and CE III,  and also a member of  ComVen  IV,  the  general partner  of CV IV, CF IV and EF IV,  and may be deemed to have  shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              5,459,230  shares,  of which  1,007,243 are directly  owned by CV III,
                                              50,356 are directly  owned by CE III,  4,032,332 are directly owned by
                                              CV IV,  312,216 are  directly  owned by CF IV and 57,083 are  directly owned by EF IV. Rolnick is a member of ComVen III, the general partner of CV III and CE III,  and also a member of  ComVen  IV,  the  general partner  of CV IV, CF IV and EF IV, and may be  deemed to have  shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,459,230
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    22.6%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

------------------------------------                     -----------------------
CUSIP NO. 03875P100                         13 G
------------------------------------                     -----------------------

                                                                   Page 12 of 19
ITEM 1(A).        NAME OF ISSUER

                  Arbinet-thexchange, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  120 Albany Street, Tower II, Suite 450
                  New Brunswick, New Jersey 08901


ITEM 2(A).        NAME OF PERSONS FILING

                  This statement is filed by Communications Ventures III, L.P. ("CV III"), Communications III CEO & Entrepreneurs' Fund, L.P. ("CE III"), ComVen III, L.L.C. ("ComVen III"), ComVentures IV, L.P. ("CV IV"), ComVentures IV CEO Fund, L.P. ("CF IV") Comventures IV Entrepreneurs' Fund, L.P. ("EF IV"), ComVen IV, L.L.C. ("ComVen IV"), Clifford H. Higgerson ("Higgerson"), Michael P. Rolnick ("Rolnick") and Roland A. Van der Meer ("Van der Meer"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  ComVen III, the general partner of CV III and CE III, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by CV III and CE III. ComVen IV, the general partner of CV IV, CF IV and EF IV, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by CV IV, CF IV and EF
                  IV. Higgerson, Rolnick, and Van der Meer are members of ComVen III and ComVen IV and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by CV III, CE III, CV IV, CF IV and EF IV.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  ComVentures
                  305 Lytton Avenue
                  Palo Alto, CA  94301

ITEM 2(C)         CITIZENSHIP

                  CV III, CE III, CV IV, CF IV and EF IV are Delaware limited partnerships. ComVen III and ComVen IV are Delaware limited liability companies. Higgerson and Rolnick are United States citizens. Van der Meer is a citizen of the Netherlands.

------------------------------------                     -----------------------
CUSIP NO. 03875P100                         13 G
------------------------------------                     -----------------------

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 03875P100


ITEM 3.           Not Applicable.


ITEM 4.           OWNERSHIP

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                     (a) Amount beneficially owned:

                         See Row 9 of cover page for each Reporting Person.

                     (b) Percent of Class:

                         See Row 11 of cover page for each Reporting Person.

                     (c) Number of shares as to which such person has:

                             (i)     Sole power to vote or to direct the vote:

                                     See Row 5 of cover page for
                                     each Reporting Person.

                             (ii)    Shared power to vote or to direct the vote:

                                     See Row 6 of cover page for
                                     each Reporting Person.

                             (iii) Sole power to dispose or to direct the disposition of:

                                     See Row 7 of cover page for
                                     each Reporting Person.

                             (iv) Shared power to dispose or to direct the disposition of:

                                     See Row 8 of cover page for
                                     each Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

------------------------------------                     -----------------------
CUSIP NO. 03875P100                         13 G
------------------------------------                     -----------------------

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Under certain circumstances set forth in the limited partnership agreements of CV III, CE III, CV IV, CF IV and EF IV, and the limited liability company agreements of ComVen III and ComVen IV, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.

------------------------------------                     -----------------------
CUSIP NO. 03875P100                         13 G
------------------------------------                     -----------------------

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2005

COMMUNICATIONS VENTURES III, L.P.                             By: /s/ Roland A. Van der Meer
By ComVen III, L.L.C., its general partner                        -------------------------------------------------
                                                                    Roland A. Van der Meer, Member




COMMUNICATIONS VENTURES III
CEO & ENTREPRENEURS' FUND L.P.                                By: /s/ Roland A. Van der Meer
By ComVen III, L.L.C., its general partner                        -------------------------------------------------
                                                                    Roland A. Van der Meer, Member




COMVEN III, L.L.C.                                            By: /s/ Roland A. Van der Meer
                                                                  -------------------------------------------------
                                                                     Roland A. Van der Meer, Member





COMVENTURES IV, L.P.                                          By: /s/ Roland A. Van der Meer
By ComVen IV, L.L.C., its general partner                         -------------------------------------------------
                                                                    Roland A. Van der Meer, Member




COMVENTURES IV CEO FUND, L.P.                                 By: /s/ Roland A. Van der Meer
By ComVen IV, L.L.C., its general partner                         -------------------------------------------------
                                                                    Roland A. Van der Meer, Member




COMMUNICATIONS VENTURES IV CEO FUND L.P.                      By: /s/ Roland A. Van der Meer
By ComVen IV, L.L.C., its general partner                         -------------------------------------------------
                                                                    Roland A. Van der Meer, Member


------------------------------------                     -----------------------
CUSIP NO. 03875P100                         13 G
------------------------------------                     -----------------------


COMVEN IV, L.L.C.                                             By: /s/ Roland A. Van der Meer
                                                                  -------------------------------------------------
                                                                     Roland A. Van der Meer, Member



ROLAND A. VAN DER MEER                                        By: /s/ Roland A. Van der Meer
                                                                  -------------------------------------------------
                                                                     Roland A. Van der Meer



CLIFFORD H. HIGGERSON                                         By: /s/ Clifford H. Higgerson
                                                                  -------------------------------------------------
                                                                     Clifford H. Higgerson



MICHAEL P. ROLNICK                                            By: /s/ Michael P. Rolnick
                                                                  -------------------------------------------------
                                                                     Michael P. Rolnick








The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

------------------------------------                     -----------------------
CUSIP NO. 03875P100                         13 G
------------------------------------                     -----------------------

                                  EXHIBIT INDEX
                                  -------------




                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------
Exhibit A:  Agreement of Joint Filing                                 18

------------------------------------                     -----------------------
CUSIP NO. 03875P100                         13 G
------------------------------------                     -----------------------

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Arbinet-thexchange, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 11, 2005



COMMUNICATIONS VENTURES III, L.P.                             By: /s/ Roland A. Van der Meer
By ComVen III, L.L.C., its general partner                        -------------------------------------------------
                                                                    Roland A. Van der Meer, Member




COMMUNICATIONS VENTURES III
CEO & ENTREPRENEURS' FUND L.P.                                By:  /s/ Roland A. Van der Meer
By ComVen III, L.L.C., its general partner                        -------------------------------------------------
                                                                    Roland A. Van der Meer, Member




COMVEN III, L.L.C.                                            By: /s/ Roland A. Van der Meer
                                                                  -------------------------------------------------
                                                                     Roland A. Van der Meer, Member





COMVENTURES IV, L.P.                                          By: /s/ Roland A. Van der Meer
By ComVen IV, L.L.C., its general partner                         -------------------------------------------------
                                                                    Roland A. Van der Meer, Member




COMVENTURES IV CEO FUND, L.P.                                 By: /s/ Roland A. Van der Meer
By ComVen IV, L.L.C., its general partner                         -------------------------------------------------
                                                                    Roland A. Van der Meer, Member




COMMUNICATIONS VENTURES IV CEO FUND L.P.                      By: /s/ Roland A. Van der Meer
By ComVen IV, L.L.C., its general partner                         -------------------------------------------------
                                                                    Roland A. Van der Meer, Member

------------------------------------                     -----------------------
CUSIP NO. 03875P100                         13 G
------------------------------------                     -----------------------



COMVEN IV, L.L.C.                                             By: /s/ Roland A. Van der Meer
                                                                  -------------------------------------------------
                                                                     Roland A. Van der Meer, Member





ROLAND A. VAN DER MEER                                        By: /s/ Roland A. Van der Meer
                                                                  -------------------------------------------------
                                                                     Roland A. Van der Meer





CLIFFORD H. HIGGERSON                                         By: /s/ Clifford H. Higgerson
                                                                  -------------------------------------------------
                                                                     Clifford H. Higgerson





MICHAEL P. ROLNICK                                            By: /s/ Michael P. Rolnick
                                                                  -------------------------------------------------
                                                                     Michael P. Rolnick

